Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of the 30th day of January 2018 is entered into by and between finfora, Inc., a Delaware corporation having its principal place of business at 175 SW 7th Street, Suite 1800 Miami, FL 33130 (the “Company”), and Michael Mildenberger, an individual with an address at 665 NE 25th Street, Apt 603 Miami, FL 33137 (the “Executive”).

TERMS OF AGREEMENT

In consideration of this Agreement and the continued employment of the Executive by the Company, the parties agree as follows:

1.

Employment. The Company hereby employs the Executive, on a full-time basis, to act as Chief Executive Officer and President of the Company and to perform such acts and duties and furnish such services to the Company in connection with and related to that position as is customary for persons with similar positions in like companies, and as the Board of Directors of the Company (the “Board”) shall from time to time reasonably direct. The Executive shall be an officer of the Company. The Executive hereby accepts said employment. The Executive shall use his best and most diligent efforts to promote the interests of the Company; shall discharge his duties in a highly competent manner; and shall devote no less than 50% of his business time and his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. The Executive shall report directly to the Board. Nothing contained herein shall preclude the Executive from devoting time to other business enterprises, including as Chief Executive Officer of Funding Wonder, Inc., a member of the Board of Directors of the Company and affiliated companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

2.

Term of Employment. The Company agrees to employ the Executive for the period commencing on February 1, 2018 and ending on January 31, 2020 (the “Employment Period”). Notwithstanding the foregoing, both the Executive and the Company shall have the right to terminate the Executive’s employment under this Agreement upon thirty (30) days written notice to the other party, subject to the Company’s obligation to pay severance benefits under certain circumstances as provided in Sections 3.6 and

3.7 hereof. The Employment Period shall be automatically extended for additional one (1) year employment periods (each an “Extended Employment Period”) unless this Agreement terminated by written notice given by the Company or the Executive to the other at least 60 days before the expiration of the then applicable Employment Period or Extended Employment Period, as the case may be, unless this Agreement shall have been earlier terminated pursuant to Section 6 of this Agreement.

3.

Compensation and Benefits; Disability.

3.1

Salary. During the Executive’s employment, the Company shall pay the Executive an annualized base salary of Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Base Salary”), payable in equal installments pursuant to the Company’s customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions and state and federal

1.1

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withholdings. The Base Salary may be adjusted from time to time in the sole discretion of the Board, except that the Executive, if a Director, shall not be entitled to vote thereon. The Base Salary shall be reviewed annually by the Board.

3.2

Bonus Payment. During the Employment Period, the Executive may receive, in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), an annual bonus payment in an amount, if any, and an incentive equity award, in an amount to be determined by the Compensation Committee, except that the Executive, if a member of the Compensation Committee, shall not be entitled to vote thereon.

3.3

Executive Benefits. During the Employment Period, the Executive shall receive such benefits as are customarily provided to other officers and employees of the Company, including but not limited to the following benefits:

3.3.1

Health Insurance. Non-contributory health insurance pursuant to a health policy or substantially similar policy; and

3.3.2

Life Insurance. Life insurance on the life of the Executive with an Executive-directed beneficiary in the amount of two hundred percent (200%) of the Base Salary.

3.4

Vacation. The Executive may take six (6) weeks of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and, in the Board’s judgment, with the Company’s vacation schedule for officers and other employees.

3.5

Disability or Death. If during the Employment Period, the Executive shall

(i)

become ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in any consecutive twelve (12) month period, or

(ii)

die, then the Company shall have the right to terminate this Agreement, in accordance with applicable laws, on thirty (30) days written notice to the Executive or his estate.

3.6

Severance Payment. In the event (i) the Company terminates this Agreement without Cause (i.e., other than pursuant to Section 3.5 or Section 4 hereof) at any time (including during the Extended Employment Period), or (ii) the Executive terminates his employment for Good Reason following a Change in Control of the Company, or (iii) the Company fails to renew this Agreement within two (2) years following the occurrence of a Change in Control, the Company shall pay the Executive a severance payment equal to the Executive’s then current Base Salary multiplied by 2.00; such severance payment to be adjusted to the extent necessary to avoid such payment being treated as an ‘excess parachute payment’ for purposes of Section 280G of the Internal Revenue Code of 1986.

“Good Reason” shall mean, during the nine (9) month period following a Change in Control, (1) a good faith determination by the Executive that as a result of such Change in Control he is not able to discharge his duties effectively or (2) without the Executive’s express written consent, the occurrence of any of the following circumstances: (a) the assignment to the Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the Change in Control

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or a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control; (b) a reduction by the Company in the Base Salary as in effect on the date of the Change in Control; (c) the Company’s requiring the Executive to be based more than twenty-five (25) miles from the Company’s offices at which he was principally employed immediately prior to the date of the Change in Control except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations; or (d) the failure by the Company to continue in effect any material compensation or benefit plan in which the Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alterative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

For purposes of this Agreement, a “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than any majority owned subsidiary thereof, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any trustee or other fiduciary of a trust treated for federal income tax purposes as a grantor trust of which the Company is the grantor, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities on any matter which could come before its stockholders for approval; (ii) individuals who, as of the date hereof, constitute the Board (the ‘Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar

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transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

3.7

Benefits After Termination. Except as otherwise required by law, the Executive shall not be entitled to any employee benefits provided under Section 3.3 hereof after termination of the employment of the Executive, whether or not severance pay is being provided, except that if the Executive is entitled to the severance payment described in Section 3.6 of this Agreement, (i) the Company shall continue in full force and effect, at its expense, the life insurance provided for in Section 3.3.2 hereof for a period of one (1) year after termination of the Executive’s employment hereunder or until the Executive becomes employed, whichever first occurs, and (ii) during the six (6) month period following the termination of the Executive’s employment, the Company shall reimburse the Executive for out-of-pocket health insurance expenses incurred by the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). If the Executive elects not to maintain health insurance pursuant to COBRA, the Company is under no obligation to reimburse the Executive for his otherwise elected coverage. The Executive shall be obligated to give the Company prompt notice of his employment.

4.

Discharge for Cause. The Company may discharge the Executive and terminate his employment under this Agreement for Cause without further liability to the Company by a majority vote of the Board, except that Executive, if a Director, shall not be entitled to vote thereon. As used in this Agreement, “Cause” shall mean any or all of the following:

4.1

misconduct of the Executive during the course of his employment which is materially injurious to the Company and which is brought to the attention of the Executive promptly after discovery by the Company, including but not limited to, theft or embezzlement from the Company, the intentional provision of services to competitors of the Company, or improper disclosure of proprietary information, but not including any act or failure to act by the Executive that he believed in good faith to be proper conduct not adverse to his duties hereunder;

4.2

willful disregard or neglect by the Executive of his duties or of the Company’s interests that continues after being brought to the attention of the Executive;

4.3

unavailability (except as provided in Section 3.5 hereof) of the Executive to substantially perform the duties provided for herein;

4.4

conviction of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during the Executive’s employment;

In the event the Company exercises its right to terminate the Executive’s employment under this Section 4, the Executive shall not be entitled to receive any severance pay or other termination benefits, except as required by law. Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in

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this Section 4.2 or Section 4.3 of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth herein.

5.

Termination Without Cause. The Company may terminate this Agreement without Cause, without further liability to the Company except as set forth in Sections 3.6 and 3.7 hereof, by a majority vote of the Board. The Executive, if a Director, shall not be entitled to vote on the termination of this Agreement without Cause.

6.

Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by him on the Company’s behalf in the performance of his duties hereunder.

7.

Indemnification. The Executive shall be continue to be covered by the Certificate of Incorporation and By-Laws of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of Delaware and Federal law, the Certificate of Incorporation of the Company and the By-Laws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by these indemnification provisions shall be paid by the Company on a current basis in accordance with such provision, the Company's Certificate of Incorporation and By-Laws and Delaware law. To the extent that any such payments by the Company pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Company’s Certificate of Incorporation and By-Laws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

8.

Notices. Any notice of communication given by any party hereto to the other party or parties shall be in writing and personally delivered, mailed by certified mail, return receipt requested, postage prepaid, or delivered by a recognized overnight carrier, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, another address to which notices to such person shall thereafter be sent.

9.

Miscellaneous:

7.1

Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that nothing in this Agreement shall affect the Executive’s or the Company’s obligations under any Non-Disclosure and Invention Assignment Agreements between the parties hereto.

7.2

Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of

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this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provisions.

7.3

Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Executive’s rights or obligations under this Agreement may not be assigned by the Executive; except that the Executive’s right to compensation to the earlier of the date of death, disability pursuant to Section 3.5 hereof, or termination of actual employment, shall pass to the Executive’s executor or administrator.

7.4

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.5

Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Florida applicable to contracts executed and to be wholly performed within such state except for Section 7 which shall be governed by the laws of Delaware. Service of process in any dispute shall be effective (a) upon the Company, if service is made on any officer of the Company other than the Executive; (b) upon the Executive, if served at the Executive’s residence last known to the Company with an information copy to the Executive at any other residence, or in care of a subsequent employer of which the Company may be aware.

7.6

Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

7.7

Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

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EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument on the day and year first written above, whereupon it became binding in accordance with its terms.

FINFORA, INC.

By: /s/ Giovanni Soleti

Name:  Giovanni Soleti

Title:  Secretary

EXECUTIVE

By:  /s/ Michael Mildenberger

Name:  Michael Mildenberger

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